Exhibit 99.1

REGADO BIOSCIENCES STRENGTHENS EXECUTIVE LEADERSHIP;

APPOINTS MICHAEL A. METZGER PRESIDENT & COO

BASKING RIDGE, N.J., December 9, 2013 — Regado Biosciences, Inc. (Nasdaq: RGDO), a biopharmaceutical company focused on the late-stage clinical development of its first-in-class, actively controllable antithrombotic drug system, REG1, today announced the appointment of Michael A. Metzger to its executive management team, where he will serve as President and Chief Operating Officer. In this role, he will oversee corporate and business development strategy and planning, as well as other key business functions of the company. Mr. Metzger was previously Executive Vice President and Chief Operating Officer at Mersana Therapeutics.

“We are delighted to have Michael joining Regado. His background in corporate and business development along with his operational experience will enhance our already high performing team. We look forward to his contributions and to collectively bringing REG1 and the entire Regado pipeline through successful development. It is my expectation that Michael will quickly become an asset to Regado and will help us establish the new standard of care in anticoagulant therapy, starting with REG1 in PCI,” said David J. Mazzo, Ph.D., Chief Executive Officer.

Mr. Metzger has nearly 20 years experience within the life sciences sector. Most recently at Mersana, he drove the establishment and management of key business alliances and was one of the architects of the strategic direction, financing and growth of the business, which led to Mersana being named a Fierce15 Biotech Company for 2012. Prior to joining Mersana in 2011, Mr. Metzger held senior positions within business development and led mergers and acquisitions at Forest Laboratories, Inc. At Forest, Mr. Metzger completed several high impact transactions with specialty pharmaceutical and biotechnology companies to expand Forest’s pipeline into new specialty areas and augment its key franchises in primary care.

“I am honored to join the strong Regado leadership that has rapidly advanced REG1 into its phase 3 clinical trial,” said Michael Metzger. “I look forward to collaborating with David and the entire Regado team to build value for shareholders and to help deliver novel antithrombotic drugs to patients.”

Prior to Forest, Mr. Metzger served as Vice President of Corporate Development at Onconova Therapeutics, Inc. (Nasdaq: ONTX), a pivotal-stage biopharmaceutical company focused in oncology, and was Managing Director at MESA Partners, a venture capital firm. Mr. Metzger served as an independent member on the Board of Directors of Response Genetics, Inc. (Nasdaq: RGDX), a commercial stage company developing molecular diagnostic tests for oncology from 2010-2013. Mr. Metzger earned his BA from George Washington University and an MBA in Finance from New York University’s Stern School of Business.

ABOUT REGADO BIOSCIENCES

Regado Biosciences, Inc. is a biopharmaceutical company focused on the development of novel, first-in-class, actively controllable antithrombotic drug systems for acute and sub-acute cardiovascular indications. Regado is pioneering the development of two-component drug systems consisting of a therapeutic aptamer and its specific active control agent. The company’s lead product candidate, REG1, is a two-component system consisting of pegnivacogin, an anticoagulant aptamer specifically targeting coagulation Factor IXa, and its complementary oligonucleotide active control agent, anivamersen. REG1 is currently being evaluated in the REGULATE-PCI trial, aworld-wide phase 3 study enrolling 13,200 patients with acute coronary syndromes (ACS) undergoing a percutaneous coronary intervention (PCI), a hospital-based procedure used to mechanically open or widen obstructed coronary arteries. Regado’s actively controllable product candidates have the potential to improve patient outcomes, enhance the patient experience and reduce overall treatment costs. More information can be found at www.regadobio.com.

For more information on REGULATE-PCI, please visit:

http://www.clinicaltrials.gov/ct2/show/NCT01848106?term=Regado&rank=1

Contact:

Tiberend Strategic Advisors, Inc.

Investors - Joshua Drumm, Ph.D.

jdrumm@tiberend.com; (212) 375-2664

Media—Andrew Mielach

amielach@tiberend.com; (212) 375-2694